Exhibit 99.4

TRANSACTIONS

The following table sets forth all transactions with respect to Class A Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Common Shares, inclusive of any transactions effected prior to the filing hereof on July 26, 2024. All such transactions were purchases effected by ZUU Funders Co. Ltd. in the open market.

Trade Date	Shares Purchased	Price per Share ($)*
5/31/2024	6**	13.00
6/6/2024	1,500	13.00
6/10/2024	100	13.00
6/27/2024	2	13.00
7/2/2024	30	13.00
7/9/2024	5**	13.00
7/10/2024	12	13.00
7/11/2024	6,297	13.00
7/12/2024	3	13.00
7/12/2024	200**	13.00
7/15/2024	1,863	13.00
7/15/2024	2,479**	13.00
7/17/2024	5,404	13.00
7/19/2024	2	13.00
7/24/2024	10,685	13.00
7/24/2024	4,824**	13.00

*Prices are rounded to the nearest cent and are exclusive of commissions.

**Represents a purchase of units, with each unit consisting of one share of Class A Common Stock and one redeemable warrant, and each warrant entitling the holder thereof to purchase one share of Class A Common Stock for $11.50 per share.  The warrants become exercisable on the later of (i) 30 days after the completion of the Issuer’s initial business combination and (ii) 12 months from the effective date of the registration statement on Form S-1 (File No. 333-265571) for the Issuer’s initial public offering.